WASHINGTON NATURAL GAS COMPANY
Computations of Ratio of Earnings to Fixed Charges
Consolidated



                                                                                  Fiscal Year Ended September 30

                                                                   -------------------------------------------------------------

                                                                     1992         1993         1994         1995         1996
                                                                   -------------------------------------------------------------
                                                                                  (In thousands, except ratios)
Fixed Charges, as defined:
       Interest on long-term debt                                   $23,155      $25,468      $29,078      $27,628      $26,303
       Interest on short-term debt                                    3,094          913          197        2,647           46
       Amortization of Debt Discount                                    299          361          392          375          375
       Other interest expense                                          (502)         340        1,097        1,566        4,899
       Interest charges capitalized                                     656          250          453          727          719
       Interest portion of rentals                                    1,517        1,633        1,337        1,338          951
                                                                   -------------------------------------------------------------

       Total fixed charges                                          $28,219      $28,965      $32,554      $34,281      $33,293
                                                                   =========    =========    =========    =========    =========


Earnings, as defined:
       Net Income (loss) from
          Continuing operations                                      12,231       21,771       (8,243)      17,854       37,224
       Add: Federal Income taxes                                      4,902        9,547       (5,991)       8,195       19,216
                                                                   -------------------------------------------------------------
       Pre-tax income from continuing                                17,133       31,318      (14,234)      26,049       56,440
         operations
       Add total fixed charges above                                 28,219       28,965       32,554       34,281       33,293
       Less adjustments to fixed charges
          (a) Interest capitalized during the
              period                                                   (656)        (250)        (453)        (727)        (719)
                                                                   -------------------------------------------------------------
       Total earnings available for fixed
         charges                                                    $44,696      $60,033      $17,867      $59,603      $89,014
                                                                   =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                                     1.58         2.07         0.55         1.74         2.67

Earnings deficit to cover fixed charges                                                       (14,687)

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